September 21, 2001

                           EQUITY ONE, INC. COMPLETES
                  ACQUISITION OF UNITED INVESTORS REALTY TRUST


NORTH MIAMI BEACH, FL., September 21, 2001 - Equity One, Inc. (NYSE: EQY) today announced that it has completed its acquisition of United Investors Realty Trust ("UIRT"). Equity One now owns 84 properties encompassing approximately 8.6 million square feet, and is now the third largest and fourth largest owner of shopping centers in Florida and Texas, respectively, among publicly-traded real estate investment trusts.

"The successful closing of the UIRT transaction enables Equity One to reach a series of milestones," stated Chaim Katzman, Chairman and Chief Executive Officer of Equity One. "We now have over $650 million in total assets, over $300 million in equity market capitalization and a significant increase in our public float. We own a total of 49 properties in Florida and 31 in Texas. Our larger size will facilitate significant operating efficiencies, and in the long run, should provide greater overall value and return to our shareholders."

As provided in the merger agreement, UIRT shareholders who timely elected to receive Equity One common stock will receive 0.643 Equity One shares for each UIRT common share tendered for exchange. All other UIRT shareholders will receive $5.71 in cash and 0.140 shares of Equity One common stock for each UIRT common share tendered for exchange as a result of the application of the pro-ration provisions of the merger agreement.

As a result of the transaction, Equity One will issue approximately 2.9 million shares of its common stock and will pay $32.9 million in cash consideration to former UIRT shareholders. Immediately prior to the completion of the acquisition, UIRT had outstanding debt of approximately $79.4 million which will remain outstanding after the acquisition. Equity One anticipates that the transaction costs associated with the acquisition will be approximately $4.5 million. Following the issuance of Equity One shares to the former UIRT shareholders, Equity One's outstanding common stock will increase by 11% from approximately 26 million to 28.9 million shares. Contemporaneously with the completion of the UIRT transaction, Equity One has obtained a $30 million revolving line of credit from Bank Leumi at a rate of LIBOR plus 125 basis points, of which $16 million has been advanced.

ABOUT EQUITY ONE, INC.

Equity One, Inc. (NYSE:EQY) is a self-administered, self-managed real estate investment trust that principally acquires, renovates, develops and manages community and neighborhood shopping centers anchored by national and regional supermarket chains. The Company's portfolio currently consists of 84 properties primarily located in metropolitan areas of Florida and Texas, encompassing 54 supermarket-anchored shopping centers, 6 drug store-anchored shopping centers, 18 other retail-anchored shopping centers, 5 commercial properties and 1 development site, as well as interests in 6 joint ventures. For more information, please visit Equity One's website at www.equityone.net.

FORWARD LOOKING STATEMENTS
Certain matters discussed in this press release constitute forward-looking statements within the meaning of the federal securities laws. Although Equity One believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include changes in macro-economic conditions and the demand for retail space in Florida and Texas; the continuing financial success of Equity One's current and prospective tenants; Equity One's ability to successfully integrate the operations of UIRT into the Equity One organization; Equity One's ability to realize economies of scale; continuing supply constraints in Equity One's current markets; and other risks, which are described in Equity One's filings with the Securities and Exchange Commission.